Exhibit 23.2



                            [Letterhead of KPMG LLP]




                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Del Monte Foods Company


We consent to the incorporation by reference in this registration statement on Form S-8 of Del Monte Foods Company of our report dated March 16, 1998, with respect to the combined balance sheets of Contadina (a division of Nestle USA, Inc.) as of December 18, 1997 and December 31, 1996 and the related statements of operations, divisional equity and cash flows for the period January 1, 1997 through December 18, 1997 and the year ended December 31, 1996, which report appears in the Registration Statement on Form S-1 (No. 333-48235) of Del Monte Foods Company as amended.



/s/ KPMG LLP

Los Angeles, California
May 24, 1999